Exhibit 99.1

       Natus Medical Reports Record Annual and Fourth Quarter Revenue and
           Earnings for Fiscal 2005; Company Increases 2006 Guidance


    SAN CARLOS, Calif.--(BUSINESS WIRE)--Feb. 21, 2006--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months and year ended December 31, 2005.
    Natus reported revenue of $12.6 million for the fourth quarter ended December 31, 2005, representing a 20% increase, or $2.1 million, from $10.5 million in the comparable quarter of the previous year. The Company reported net income of $2.5 million, or $0.13 per diluted share for the fourth quarter of 2005, compared with net income of $1.5 million or $0.08 per share, for the comparable period in 2004.
    The Company reported record revenue of $43.0 million for the year ended December 31, 2005, an increase of 18%, from $36.5 million for the year ended December 31, 2004. The Company reported net income of $6.2 million, or $0.33 per share for the full-year 2005, compared with a net loss of $2.4 million, or loss of $(0.14) per share, for the year ended December 31, 2004.
    Gross profit for the three months ended December 31, 2005, was 63.1%, compared with 65.4% for the fourth quarter of 2004. For the three months ended December 31, 2005, total operating expenses increased by $589,000, or 11%, to $5.9 million, compared with $5.3 million for the fourth quarter of 2004.
    As of December 31, 2005, the Company reported cash, cash equivalents, and short-term investments of $52.3 million, representing an increase of $16.5 million from the corresponding amount at December 31, 2004. Approximately $7.1 million of the increase in cash was related to a private placement of the Company's stock in October 2005. Additionally, the Company reported stockholders' equity of $68.9 million and working capital of $57.3 million as of December 31, 2005. In January 2006, the Company completed its acquisition of Bio-logic Systems Corp. in an all-cash transaction valued at $68.8 million. Following this acquisition the Company's cash reserves are significantly reduced and its working capital has been reduced to approximately $10 million.
    "I am extremely pleased with our results for the fourth quarter and full-year 2005," said Jim Hawkins, President and Chief Executive Officer of Natus Medical. "In particular, our 20% revenue growth in the fourth quarter 2005 was driven by strong device sales here in the United States as well as increased international penetration. I believed Natus is well positioned for continued growth in both revenue and earnings in 2006."
    "We remain very excited about our recent acquisition of Bio-logic Systems. We have made great progress in the integration of Bio-logic, including the successful combining of our two sales and marketing organizations. We are also making significant operational changes to the organization that will make their operations more efficient," added Hawkins. "We remain very confident that the acquisition of Bio-logic will be accretive to our earnings in 2006 and beyond."

    Financial Guidance

    The Company updated financial guidance for 2006. For 2006, the Company expects to report diluted earnings per share of $0.49 to $0.51 on revenue of $78 to $80 million. Natus had previously said it expected to earn $0.48 to $0.50 per diluted share in 2006 on the same revenue range. These expected results include the impact of the January 5, 2006 acquisition of Bio-logic Systems Corp.
    The Company also provided guidance for the first and second quarters of 2006. For the first quarter of 2006, the Company expects to report diluted earnings per share of $0.07 to $0.08, on revenue of $18.1 to $18.3 million. This compares to diluted earnings per share of $0.05 and revenue of $9.7 million reported in the first quarter of 2005. For the second quarter 2006, the Company expects to report diluted earnings per share of $0.10 to $0.11, on revenue of $19.0 to $19.3 million. This compares to diluted earnings per share of $0.07 and revenue of $10.2 million reported for the second quarter of 2005.
    The estimates of earnings per share do not include any one-time charges associated with the acquisition of Bio-logic Systems or the impact of expensing employee stock options. The Company is continuing to evaluate the impact of expensing employee stock options, which it will be required to do in 2006 under Financial Accounting Standards Board Statement ("SFAS") No. 123R, "Share-Based Payment."

    Conference Call

    Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing
(866) 700-7101 for domestic callers, or (617) 213-8837 for
international callers, and entering reservation code 78972953. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 28002366.
    The domestic call-in number above is an update of the number included in the Company's press release issued on February 8, 2006 announcing the conference call.
    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical

    Natus is a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.
    Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2006 as well as for the first and second quarters of 2006, and increased earnings resulting from the acquisition of Bio-logic Systems. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.
    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.


            NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
          UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
              (in thousands, except share amounts)

                                      December 31,     December 31,
                                         2005              2004

ASSETS
Current assets:
 Cash and equivalents                 $     40,096     $     16,239
 Short-term investments                     12,163     $     19,504
 Accounts receivable, net of
  allowance for doubtful accounts
  of $173 in 2005 and $472 in 2004           8,460            6,640
 Inventories                                 3,482            4,347
 Prepaid expenses and other current
  assets                                     1,041              625
   Total current assets                     65,242           47,355


Property and equipment, net                  2,116            2,503
Goodwill, intangibles, and other
 assets                                      9,558            9,399
   Total assets                       $     76,916     $     59,257


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Accounts payable                     $      1,289     $      1,947
 Accrued liabilities                         6,359            4,303
 Deferred revenues                             326              279
   Total liabilities                         7,974            6,529


Commitments and contingencies


Stockholders' equity:
 Common stock, $0.001 par value,
  120,000,000 shares authorized;
  shares issued and outstanding:
  17,802,053 in 2005 and 17,140,339
  in 2004                                   99,533           89,373
 Accumulated deficit                       (30,699)         (36,902)
 Accumulated other comprehensive
  income                                       108              257
   Total stockholders' equity               68,942           52,728


   Total liabilities and
    stockholders' equity              $     76,916     $     59,257



            NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (in thousands, except per share amounts)


                               Three Months Ended  Twelve Months Ended
                               December  December  December  December
                                 2005      2004      2005      2004

Revenue                        $ 12,624  $ 10,526  $ 43,045  $ 36,506
Cost of revenue                   4,657     3,645    16,092    15,015
  Gross profit                    7,967     6,881    26,953    21,491

Operating expenses:
  Marketing and selling           3,040     2,906    11,396    11,305
  Research and development        1,086     1,024     4,318     3,672
  General and administrative      1,735     1,422     5,806     6,626
  Restructuring cost                  -         -         -       776
  Acquired IPR&D                      -       (80)        -       470
    Total operating expenses      5,861     5,272    21,520    22,849

Income (loss) from operations     2,106     1,609     5,433    (1,358)

Other income/(expense):
  Interest income                   439       130     1,189       454
  Interest expense                    -         -         -        (3)
  Other income, net                   2         -        39      (141)
    Total other income/
     (expense)                      441       130     1,228       310

Income (loss) before
 provision for income tax         2,547     1,739     6,661    (1,048)

Provision for income tax             83       231       509       297

Income (loss) from continuing
 operations                       2,464     1,508     6,152    (1,345)

Discontinued operations               -        10         -    (1,062)

Net income (loss)              $  2,464  $  1,518  $  6,152  $ (2,407)

Earnings (loss) per share:
  Basic:
    Continuing operations      $   0.14  $   0.09  $   0.35  $  (0.08)
    Discontinued operations    $      -  $   0.00  $      -  $  (0.06)
    Net income (loss)          $   0.14  $   0.09  $   0.35  $  (0.14)

  Diluted:
    Continuing operations      $   0.13  $   0.08  $   0.33  $  (0.08)
    Discontinued operations    $      -  $   0.00  $      -  $  (0.06)
    Net income (loss)          $   0.13  $   0.08  $   0.33  $  (0.14)

Weighted-average shares used
 to compute
  Basic earnings per share       18,036    17,093    17,429     16,837
  Diluted earnings per share     19,331    18,218    18,693     16,837



    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, 650-802-0400
             InvestorRelations@Natus.com